                                                                  EXHIBIT (a)(7)

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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated June 23, 1997 and the related Letter of
   Transmittal, and is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other applicable laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the
          Purchaser (as defined below) by The Beacon Group Capital Services,
           L.L.C., the Dealer Manager for the Offer, or one or more
            registered brokers or dealers licensed under the laws
             of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                        SEDA SPECIALTY PACKAGING CORP.

                                      AT

                               $29 NET PER SHARE

                                      BY

                       SEAWOLF ACQUISITION CORPORATION,

                      AN INDIRECT WHOLLY OWNED SUBSIDIARY
                                      OF

                              CCL INDUSTRIES INC.

      Seawolf Acquisition Corporation, a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of CCL Industries Inc., a Canadian corporation (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of SEDA Specialty Packaging Corp., a Delaware corporation (the "Company"), at a price of $29 per Share, net to the seller in cash, without interest thereon upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 23, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, Purchaser intends to effect the Merger described below.

                ----------------------------------------------
                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY,
                 JULY 21, 1997, UNLESS THE OFFER IS EXTENDED.
                ----------------------------------------------

     The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined below), the Offer and the Merger, determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and unanimously recommends acceptance of the Offer by the stockholders of the Company.
     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the Shares then beneficially owned by the Purchaser and its affiliates, constitutes at least a majority of the capital stock of the Company entitled to vote and then outstanding on a fully diluted basis (the "Minimum Condition").
     The Offer is being made pursuant to an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated as of June 16, 1997, among the Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable following consummation of the Offer and upon the terms and subject to the conditions of the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each then outstanding Share (other than Shares owned by the Purchaser or any affiliate of the Purchaser, Shares held in the treasury of the Company, certain remaining Shares held by a principal stockholder of the Company, and Shares, if any, held by stockholders who have perfected their appraisal rights under Delaware law) will be converted into the right to receive $29 in cash (or any higher price that may be paid pursuant to the Offer), without interest.
     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price of Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.
     Subject to the applicable rules and regulations of the Securities and Exchange Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 of the Offer to Purchase shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below). During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.
     The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, July 21, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofor accepted for payment pursuant to the Offer, may also be withdrawn at any time after August 22, 1997. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares tendered and the number to be withdrawn and the name of the registered stockholder, if different from that of the person who tendered such Shares. If certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials are being mailed by the Purchaser to the stockholders of record and are being furnished to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.
     The Offer to Purchase and related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.
     Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager or Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                               KISSEL BLAKE INC.
                                110 Wall Street
                           New York, New York 10005

                    Banks and Brokers Call: (212) 344-6733
                   All Others Call Toll-Free: (800) 554-7733


                     The Dealer Manager for the Offer is:
                               THE BEACON GROUP
                           CAPITAL SERVICES, L.L.C.
                                399 Park Avenue
                           New York, New York 10022
                           Telephone: (212) 339-9108
June 23, 1997
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